Exhibit 5.1

May 14, 2013

Grupo Televisa, S.A.B.

Avenida Vasco de Quiroga, No. 2000

Colonia Santa Fe, 01210

México, D.F., México

Ladies and Gentlemen:

We are acting as special U.S. counsel to Grupo Televisa, S.A.B. (the “Company”), a limited liability stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States (“Mexico”), in connection with the Registration Statement on Form F-3 (File No. 333-188176) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of Ps.6,500,000,000 aggregate principal amount of 7.25% Senior Notes due 2043 of the Company (the “Securities”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Securities have been issued pursuant to an indenture, dated as of August 8, 2000, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), which has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-12738), and incorporated by reference into the Registration Statement (as amended by the sixteenth supplemental indenture, dated as of May 14, 2013, between the Company and the Trustee, which has been filed as Exhibit 4.1 to the Company’s Current Report on Form 6-K, dated the date hereof (the “Form 6-K”), and incorporated by reference into the Registration Statement, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Underwriting Agreement related to the Securities, dated May 7, 2013, between the Company and the several underwriters party thereto (the “Underwriting Agreement”);

(b)	the Indenture; and

(c)	the Securities.

The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others (including translations of documents that are not in English).

To the extent it may be relevant to the opinion expressed below, we have assumed that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all of the parties to the Documents have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with their terms; (v) the Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Underwriting Agreement; (vi) all of the parties to the Documents will comply with all of their obligations under the Indenture and all laws applicable thereto; (vii) the Company is a limited liability stock corporation (sociedad anónima bursátil) validly existing under the laws of Mexico and the Company has full power, authority and legal right to execute and deliver the Documents, perform its obligations thereunder and consummate the transactions contemplated thereby; (viii) each of the Documents has been duly authorized, executed and delivered by the Company under Mexican law; (ix) no other proceedings or actions under Mexican law are necessary for the Company to perform its obligations under the Documents; and (x) under Mexican law, each of the Documents constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following qualifications:

(A) We express no opinion as to the validity, binding effect or enforceability of any provision of the Securities or the Indenture relating to indemnification, contribution or exculpation.

(B) We express no opinion as to the validity, binding effect or enforceability of any provision of the Securities or the Indenture:

(i) containing any purported waiver, release, variation,

disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any provision of the Securities or the Indenture to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(ii) related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York, or (III) any waiver of right to trial by jury;

(iii) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(v) which may be construed to be in the nature of a penalty.

(C) We express no opinion as to (i) whether a U.S. federal court is required to accept venue and (ii) whether a U.S. federal court would have subject matter jurisdiction over any particular dispute brought under the Indenture.

We express no opinion as to the validity or binding effect of any provision of the Indenture or the Securities (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Indenture relating to waiver of stay, extension or usury laws.

The opinion expressed above is subject to the effect of, and we express no opinion herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

The opinion set forth above is subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium, concurso mercantil and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K incorporated by reference in the Registration Statement and to the reference to this firm under the captions “Validity of Notes” in the base prospectus that is included in the Registration Statement and “Validity of Notes” in the prospectus supplement that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

4